Exhibit 99.1

For Immediate Release
March 9, 2021

Star Equity Holdings, Inc. Announces 2020 Fourth Quarter and Year End Financial Results (unaudited)

Old Greenwich, CT. - Star Equity Holdings, Inc. (Nasdaq: STRR; STRRP) (“Star” or the “Company”) reported today its financial results for the fourth quarter (Q4) and year (FY) ended December 31, 2020. All 2020 and 2019 amounts in this release are unaudited.
On January 1, 2021, Digirad Corporation was renamed Star Equity Holdings, Inc. Concurrent with our name change, the Company changed its common stock ticker from DRAD to STRR. Since the acquisition of ATRM Holdings, Inc. on September 10, 2019, Star has transformed into a diversified, multi-industry holding company with three business divisions: Digirad Health, Star Building & Construction, and Star Real Estate & Investments.
Financial results for both the 2020 and 2019 reporting periods include financial and operational data (starting September 10, 2019) of the two newly created divisions, Star Building & Construction and Star Real Estate & Investments. Furthermore, during the fourth quarter of 2020, Star entered into a Stock Purchase Agreement to sell DMS Health Technologies, Inc., a portion of our healthcare business which operates the Company’s Mobile Healthcare segment, for $18.75 million. Related financial and operational data for the Mobile Healthcare business was classified as discontinued operations for all reporting periods ending of December 31, 2020 and 2019. The results presented below relate to continuing operations, which encompass Digirad Health (Diagnostic Services and Diagnostic Imaging), Star Building & Construction, and Star Real Estate & Investments and discontinued operations, which consist of Mobile Healthcare. Mobile Healthcare’s assets and liabilities are reported as “Assets held for sale” and “Liabilities held for sale” on the balance sheet as of December 31, 2020 and 2019.
The COVID-19 pandemic had a significant impact on our 2020 financial results. Our businesses began to recover in the second half of 2020 and we are hopeful this recovery will continue as the vaccine rollout progresses. We are proud of our front line employees who continue to provide healthcare services in the face of the increased risk presented by the pandemic.
Q4 2020 Financial Highlights vs. Q4 2019 (unaudited)
•Total revenue from continuing operations decreased by 9.5% to $23.1 million from $25.6 million; total revenue from discontinued operations decreased by 10.4% to $9.5 million from $10.6 million
•Gross profit from continuing operations decreased by 38.5% to $3.9 million from $6.3 million; gross profit from discontinued operations decreased by 18.1% to $1.3 million from $1.6 million
•Net loss from continuing operations was $0.5 million (or $0.10 per basic and diluted share), as compared to a net loss from continuing operations of $0.3 million (or $0.14 per basic and diluted share); net income from discontinued operations was $41.0 thousand, as compared to a net income from discontinued operations of $35.0 thousand*
•Non-GAAP adjusted EBITDA from continuing operations decreased by 159.1% to negative $0.7 million from $1.2 million; non-GAAP adjusted EBITDA from discontinued operations decreased by 8.2% to $1.8 million from $2.0 million
•Non-GAAP consolidated free cash outflow of $1.4 million versus inflow of $1.4 million

FY 2020 Financial Highlights vs. FY 2019 (unaudited)
•Total revenue from continuing operations increased by 7.2% to $78.2 million from $72.9 million; total revenue from discontinued operations decreased by 12.7% to $36.0 million from $41.3 million
•Gross profit from continuing operations decreased by 18.5% to $14.0 million from $17.2 million; gross profit from discontinued operations decreased by 8.8% to $4.5 million from $5.0 million
•     Net loss from continuing operations was $5.3 million (or $1.44 per basic and diluted share), as compared to a net loss from continuing operations of $2.7 million (or $1.34 per basic and diluted share); net loss from discontinued operations was $1.2 million, as compared to $1.9 million*
•Cash and cash equivalents and restricted cash for continuing operations of $3.4 million versus $2.0 million; net debt remained approximately $21.0 million
•Non-GAAP adjusted EBITDA from continuing operations decreased by 117.7% to negative $0.6 million from $3.6 million; non-GAAP adjusted EBITDA from discontinued operations remained flat versus the prior year at $6.2 million
•Non-GAAP consolidated free cash outflow of $3.7 million versus inflow of $3.0 million

* On May 28, 2020, Star completed a public offering through the issuance of 2,225,000 shares of its common stock. Per share amounts for Q4 2020 and FY 2020 periods, reflect the new share count. For FY 2020, there were 0.49 million warrants exercised and converted into 0.24 million shares of common stock.

Jeff Eberwein, Executive Chairman of Star, noted, “FY 2020 was a challenging, but exciting, year for Star. While our business experienced reduced revenue due to the COVID-19 pandemic, we made significant progress on our growth and value maximization strategy by improving operating and financial results at our Building & Construction division and by announcing the sale of certain assets in our Digirad Health division for over $20 million. The MD Office Solutions transaction closed on February 1, 2021 and the sale of Mobile Healthcare is expected to close in Q1 2021. Also, we rebranded the public company to better reflect our business strategy and structure.”

Mr. Eberwein continued, “In Q4 2020, our Digirad Health division continued to be impacted by lower sales of new cameras and reduced camera services due to the pandemic. Heading into 2021, however, our backlog of service contracts has improved and is expected to return to normal levels as the year progresses. In 2020, sales of new cameras declined 59% versus 2019, and is expected to improve somewhat in 2021, but remains dependent upon capital spending decisions by healthcare providers. At our Building & Construction division, Q4 2020 revenue improved by 15% versus Q4 2019 and 15% versus Q3 2020. Gross margins in Q4 2020 were adversely impacted by an extreme rise in raw materials prices. We increased prices in January to offset these higher input costs, and our backlog remains very strong. We continue to expect margins in Building & Construction to improve over time and we have made progress on our goal of substantially increasing our output capacity at our KBS business. Our plan is to increase our production to 15-20 modules per week versus the current run rate of approximately 7.5 per week and we expect to make progress on this goal in 2021.

With an estimated $18 million in immediate cash proceeds from the aforementioned sale that is expected to close in Q1 2021, we expect to pay down some of our higher-cost debt and fund high-return internal growth investments. We will also continue to explore acquisitions, which could be either bolt-ons for our existing businesses or new platform companies, which would create new business segments to our holding company structure.”

Revenues

Revenues in thousands (Unaudited)	Q4 2020	Q4 2019	% change	FY 2020	FY 2019	% change
Digirad Health	$13,324	$16,958	(21.4)%	$49,232	$61,595	(20.1)%
Star Building & Construction	9,818	8,528	15.1%	28,879	11,257	156.5%
Star Real Estate & Investments	160	232	(31.0)%	685	275	149.1%
Corporate, eliminations and other	(158)	(158)	—%	(633)	(193)	228.0%
Total Revenues from continuing operations	$23,144	$25,560	(9.5)%	$78,163	$72,934	7.2%

Digirad Health revenue for Q4 2020 and FY 2020 decreased due to the slowdown related to the COVID-19 pandemic. Although many doctor offices have re-opened and hospitals have started to once again perform non-emergency procedures, activity remains below pre-COVID-19 levels.

Star Building & Construction revenue for Q4 2020 and FY 2020 increased by 15.1% and 156.5%, respectively, mainly due to two significant commercial construction projects at our subsidiary KBS Builders, Inc. (“KBS”) in 2020.

The revenue decrease from discontinued operations for both reporting periods is attributable to the effects of COVID-19.

Gross Profit

Gross profit in thousands (Unaudited)	Q4 2020	Q4 2019	% change	FY 2020	FY 2019	% change
Digirad Health	$2,615	$4,786	(45.4)%	$10,149	$15,373	(34.0)%
Star Building & Construction	1,339	1,536	(12.8)%	4,047	2,013	101.0%
Star Real Estate & Investments	95	167	(43.1)%	424	(33)	(1,384.8)%
Corporate, eliminations and other	(158)	(158)	—%	(633)	(193)	228.0%
Total Gross profit from continuing operations	$3,891	$6,331	(38.5)%	$13,987	$17,160	(18.5)%

Gross profit for the Digirad Health division for Q4 2020 and FY 2020 decreased compared to the same periods of 2019 due to lower revenue from mobile scanning services and lower sales of new cameras, primarily as a result of the COVID-19 pandemic.

Gross profit of our Star Building & Construction division for FY 2020 doubled compared to FY 2019, as FY 2020 includes a full year of operational data from this division compared to a portion of the year in 2019. Gross profit of our Star Building & Construction division for Q4 2020 decreased by 12.8%, from prior year same period, due to the negative effect of higher raw material prices.

Gross profit from discontinued operations for both reporting periods decreased due to lower revenues.

Operating Expenses

Q4 2020 selling, general and administrative (SG&A) expenses decreased by 0.6% or $32.0 thousand from the same period of 2019, mainly due to lower headcount, lower healthcare expenses, and reduced costs for contracted services, particularly in the information technology (IT) and human resources (HR) areas from our Digirad Health division. Our FY 2020 SG&A expenses increased by 17.2% or $2.7 million, compared to FY 2019, due to $3.0 million in higher expenses from our Star Building & Construction division such as amortization of intangible assets of $2.0 million in 2020 compared to $0.7 million in 2019 (FY 2020 includes a full year of SG&A expenses for this division), partially offset by lower salaries and benefits resulting from lower headcount and reduced costs for contracted services particularly in IT and HR areas as a result of steps we took to streamline our internal operations. Additionally, we incurred $0.4 million goodwill non-cash impairment charges in Q4 2020 compared to prior year, primarily as a result of impairment recorded in our EBGL reporting unit.

Operating expenses from discontinued operations were $1.2 million and $1.8 million in Q4 2020 and Q4 2019, respectively, and $5.4 million and $6.9 million in FY2020 and FY2019, respectively.

Net loss

Q4 2020 net loss from continuing operations was $0.5 million, or $0.10 loss per basic and diluted share, compared to a net loss from continuing operations of $0.3 million, or $0.14 loss per basic and diluted share in the same period of the prior year. Q4 2020 non-GAAP adjusted net loss from continuing operations was $1.6 million, or $0.34 loss per basic and diluted share, compared to an adjusted non-GAAP net income of $0.4 million, or $0.22 income per basic and diluted share in the same period of the prior year.

FY 2020 net loss from continuing operations was $5.3 million, or $1.44 loss per basic and diluted share, compared to a net loss from continuing operations of $2.7 million, or $1.34 loss per basic and diluted share in FY 2019. FY 2020 non-GAAP adjusted net loss from continuing operations was $4.3 million, or $1.17 loss per basic and diluted share, compared to an adjusted non-GAAP net income of $0.7 million, or $0.36 income per basic and diluted share in the prior year.

Q4 2020 net income from discontinued operations was $41.0 thousand compared to a net income from discontinued operations of $35.0 thousand in the same period of the prior year. FY 2020 net loss from discontinued operations was $1.2 million, compared to a net loss from discontinued operations of $1.9 million in FY 2019.

Non-GAAP adjusted EBITDA

Q4 2020 non-GAAP adjusted EBITDA from continuing operations decreased to negative $0.7 million from positive $1.2 million in the same quarter of the prior year due to lower revenue generated from high-margin mobile scanning services because of the COVID-19 pandemic. FY 2020 non-GAAP adjusted EBITDA from continuing operations decreased to negative $0.6 million, compared to positive $3.6 million in FY 2019, reflecting COVID-19 impact.

Q4 2020 non-GAAP adjusted EBITDA from discontinued operations decreased to $1.8 million from $2.0 million in the same quarter of the prior year. FY 2020 non-GAAP adjusted EBITDA from discontinued operations remained flat versus the prior year at $6.2 million.

Operating cash flow

Q4 2020 cash flow from consolidated operations (including continuing and discontinued operations) was an outflow of $3.1 million, compared to an inflow of $1.2 million for the same period in the prior year. FY 2020 cash flow from operations was an outflow of $5.0 million, compared to an inflow of $0.4 million for FY 2019, primarily as a result of the impact of COVID-19, as well as changes in working capital.

Non-GAAP free cash flow

The Company calculates a non-GAAP measure of consolidated free cash flow. The Company defines free cash flow as net cash provided by (used in) operating activities for continuing and discontinued operations, less purchases of property and equipment, plus net dispositions and estimated level of one-time acquisition related net working capital adjustments at the closing date. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The most directly comparable measure for the liquidity measure is cash flow from operating activities.

Q4 2020 non-GAAP free cash flow was an outflow of $1.4 million, compared to an inflow of $1.4 million of the same quarter in the prior year. FY 2020 non-GAAP free cash flow was an outflow of $3.7 million, compared to an inflow of $3.0 million in FY 2019, primarily as a result of the impact of COVID-19.

Net operating loss (NOL)

Star has approximately $94.9 million of federal net operating losses (“NOL”) in the U.S. as of year-end 2020, which the Company considers to be a very valuable asset for its stockholders. In order to protect the value of the NOL for all stockholders, the Company has a charter amendment in place that limits beneficial ownership of Star common stock to 4.99%. Stockholders who wish to own more than 4.99% of Star common stock, or who already own more than 4.99% of Star common stock and wish to buy more, may only acquire additional shares with the Board’s prior written approval.

Conference Call Information

A conference call is scheduled for 10:00 a.m. ET (7:00 a.m. PT) on March 9, 2021 to discuss the results and management’s outlook. The call may be accessed by dialing 1-877-407-9039 (international callers: +1-201-689-8470) five minutes prior to the scheduled start time and referencing Star. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at starequity.com/events-and-presentations/presentations; an archived replay of the webcast will be available within 15 minutes of the end of the conference call.

If you have any questions, either prior to or after our scheduled Earnings Conference call, please e-mail admin@starequity.com or lcati@equityny.com.

Use of Non-GAAP Financial and Liquidity Measures by Star Equity Holdings, Inc.

This release presents the non-GAAP financial measures “adjusted net income (loss),” “adjusted net income (loss) per basic and diluted share,” “free cash flow”, and “adjusted EBITDA.” The most directly comparable measure for these non-GAAP financial measures are net income and basic and diluted net income per share. The Company has included below adjusted financial information, which presents the Company’s results of operations after excluding acquired intangible asset amortization, acquisition related contingent consideration adjustments, unrealized gain (loss) on available-for-sale securities, and non-recurring related income tax adjustments. Further excluded in the measure of adjusted EBITDA are interest, taxes, depreciation, amortization, and stock-based compensation.

A discussion of the reasons why management believes that the presentation of non-GAAP financial and liquidity measures provides useful information to investors regarding the Company’s financial condition, results of operations and cash flows is included as Exhibit 99.2 to the Company’s current report on Form 8-K filed with the Securities and Exchange Commission on March 9, 2021.

About Star Equity Holdings, Inc.

Star Equity Holdings, Inc. is a diversified holding entity with three divisions: Digirad Health, Star Building & Construction, and Star Real Estate & Investments.

Digirad Health

Digirad Health designs, manufactures, and distributes diagnostic medical imaging products and provides mobile imaging services. Digirad Health operates in two businesses: (i) diagnostic services and (ii) diagnostic imaging. The diagnostic services business offers imaging services to healthcare providers as an outsourced alternative to purchasing and operating their own equipment. The diagnostic imaging business develops, sells, and maintains solid-state gamma cameras.

Star Building & Construction

Star Building & Construction manufactures modular housing units for commercial and residential real estate projects and operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply retail operations.
Star Real Estate & Investments

Star Real Estate & Investments manages and finances real estate assets and investments.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, free cash flow (FCF), capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of the Company or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; legal, regulatory, political and economic risks in markets and public health crises that reduce economic activity and cause restrictions on operations (including the recent coronavirus COVID-19 outbreak); the length of time associated with servicing customers; losses of significant contracts or failure to get potential contracts being discussed; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting lack of liquidity; the Company's inability to expand the Company's business; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies); high costs of regulatory compliance; the liability and compliance costs regarding environmental regulations; the underlying condition of the technology support industry; the lack of product diversification; development and introduction of new technologies and intense competition in the healthcare industry; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration, as well as factors related to the Company’s business including economic and financial market conditions generally and economic conditions in the Company’s markets; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This release reflects management’s views as of the date presented.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Star Equity Holdings, Inc.	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Executive Chairman	Vice President
203-489-9501	212-836-9611
admin@starequity.com	lcati@equityny.com

(Financial tables follow)

Star Equity Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2020	2019	2020	2019
Revenues:
Digirad Health	$13,324	$16,958	$49,232	$61,595
Star Building & Construction	9,818	8,528	28,879	11,257
Star Real Estate & Investments	2	74	52	82
Total revenues	23,144	25,560	78,163	72,934
Cost of revenues:
Digirad Health	10,709	12,172	39,083	46,222
Star Building & Construction	8,479	6,992	24,832	9,244
Star Real Estate & Investments	65	65	261	308
Total cost of revenues	19,253	19,229	64,176	55,774
Gross profit	3,891	6,331	13,987	17,160
Total gross profit percentage	16.8%	24.8%	17.9%	23.5%
Digirad Health	19.6%	28.2%	20.6%	25.0%
Star Building & Construction	13.6%	18.0%	14.0%	17.9%
Star Real Estate & Investments	N/M*	N/M	N/M	N/M
Operating expenses:
Selling, general and administrative	5,574	5,606	18,635	15,898
Amortization of intangible assets	428	588	2,124	829
Merger and financing costs	—	284	—	2,342
Goodwill impairment	436	—	436	—
Total operating expenses	6,438	6,478	21,195	19,069
Loss from continuing operations	(2,547)	(147)	(7,208)	(1,909)
Other income (expense):
Other income (expense), net	2,377	67	3,344	(133)
Interest expense, net	(284)	(313)	(1,292)	(746)
Loss on extinguishment of debt	—	—	—	(151)
Total other income (expense)	2,093	(246)	2,052	(1,030)
Loss from continuing operations before income taxes	(454)	(393)	(5,156)	(2,939)
Income tax (expense) benefit	(43)	102	(129)	199
Loss from continuing operations, net of income taxes	(497)	(291)	(5,285)	(2,740)
Income (loss) from discontinued operations, net of income taxes	41	35	(1,172)	(1,887)
Net loss	(456)	(256)	(6,457)	(4,627)
Deemed dividend on Series A cumulative perpetual preferred stock	(474)	(490)	(1,916)	(596)
Net loss attributable to common shareholders	$(930)	$(746)	$(8,373)	$(5,223)

Net loss per common share - basic and diluted
Net loss per share, continuing operations	$(0.10)	$(0.14)	$(1.44)	$(1.34)
Net income (loss) per share, discontinued operations	0.01	0.02	(0.32)	(0.93)
Net loss per share	(0.09)	(0.12)	(1.76)	(2.27)
Deemed dividend on Series A cumulative perpetual preferred stock per share	(0.10)	(0.24)	(0.52)	(0.29)
Net loss per share, attributable to common shareholders - basic and diluted	$(0.19)	$(0.36)	$(2.28)	$(2.56)
Weighted-average shares outstanding – basic and diluted	4,785	2,050	3,659	2,041

Net loss	$(456)	$(256)	$(6,457)	$(4,627)
Other comprehensive loss:
Reclassification of tax provision impact	—	—	—	22
Total other comprehensive income	—	—	—	22
Comprehensive loss	$(456)	$(256)	$(6,457)	$(4,605)

N/M* - Not meaningful, as this is an internal division with de minimis external revenue.

Star Equity Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2020	December 31, 2019
Assets:
Current assets:
Cash and cash equivalents	$3,225	$1,747
Restricted cash	168	240
Equity securities	35	26
Accounts receivable, net	12,975	12,916
Inventories, net	9,787	7,029
Other current assets	1,990	1,339
Assets held for sale	20,756	24,573
Total current assets	48,936	47,870
Property and equipment, net	9,762	10,286
Operating lease right-of-use assets	1,769	2,238
Intangible assets, net	16,900	19,023
Goodwill	9,542	9,978
Other assets	1,384	1,165
Total assets	$88,293	$90,560

Liabilities, Mezzanine Equity and Stockholders’ Equity:
Current liabilities:
Accounts payable	$4,952	$6,462
Accrued compensation	2,825	3,747
Accrued warranty	214	421
Deferred revenue	2,184	1,776
Short-term debt	5,652	4,036
Notes payable to related parties	2,307	1,919
Operating lease liabilities	1,011	1,144
Other current liabilities	3,000	4,186
Liabilities held-for-sale	7,871	6,985
Total current liabilities	30,016	30,676
Long-term debt, net of current portion	16,410	17,038
Deferred tax liabilities	51	11
Operating lease liabilities, net of current portion	828	1,206
Other liabilities	1,059	932
Total liabilities	48,364	49,863

Preferred stock, $0.0001 par value: 10,000,000 shares authorized: 10% Series A Cumulative Perpetual Preferred Stock 8,000,000 shares authorized, liquidation preference ($10.00 per share), 1,915,637 shares issued and outstanding at December 31, 2020 and 2019, respectively	21,500	19,602

Stockholders’ equity:
Common stock, $0.0001 par value: 30,000,000 shares authorized; 4,798,367 and 2,050,659 shares issued and outstanding (net of treasury shares) at December 31, 2020 and 2019, respectively	—	—
Treasury stock, at cost; 258,849 shares at December 31, 2020 and December 31, 2019	(5,728)	(5,728)
Additional paid-in capital	149,143	145,352
Accumulated deficit	(124,986)	(118,529)
Total stockholders’ equity	18,429	21,095
Total liabilities, mezzanine equity and stockholders’ equity	$88,293	$90,560

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net loss from continuing operations	$(497)	$(291)	$(5,285)	$(2,740)
Acquired intangible amortization	428	588	2,124	829
Unrealized loss (gain) on equity securities (1)	11	(33)	(22)	(62)
Litigation costs (2)	318	—	562	—
Loss on extinguishment of debt	—	—	—	151
Goodwill impairment (3)	436	—	436	—
Write-off of Star Real Estate Holding assets	—	—	—	143
Transaction cost (4)	—	284	115	2,342
Write-off of preferred stock issuance cost (5)	—	—	—	273
Financing costs	78	—	78	—
Personal protection equipment (6)	17	—	63	—
SBA PPP Loan forgiveness	(2,470)	—	(2,470)	—
Income tax expense (benefit)	43	(102)	129	(199)
Non-GAAP adjusted net (loss) income from continuing operations	$(1,636)	$446	$(4,270)	$737

Net loss per diluted share from continuing operations	$(0.10)	$(0.14)	$(1.44)	$(1.34)
Acquired intangible amortization	0.09	0.29	0.58	0.41
Unrealized loss (gain) on equity securities (1)	—	(0.02)	(0.01)	(0.03)
Litigation costs (2)	0.07	—	0.15	—
Loss on extinguishment of debt	—	—	—	0.07
Goodwill impairment (3)	0.09	—	0.12	—
Write-off of Star Real Estate Holding assets	—	—	—	0.07
Transaction cost (4)	—	0.14	0.03	1.15
Write-off of preferred stock issuance cost (5)	—	—	—	0.13
Financing costs	0.02	—	0.02	—
Personal protection equipment (6)	—	—	0.02	—
SBA PPP Loan forgiveness	(0.52)	—	(0.68)	—
Income tax expense (benefit)	0.01	(0.05)	0.04	(0.10)
Non-GAAP adjusted net (loss) income per basic and diluted share from continuing operations (7)	$(0.34)	$0.22	$(1.17)	$0.36

(1)Reflects change in fair value of investments in equity securities.
(2)Reflects one-time litigation costs.
(3)Reflects impairment of goodwill for Building & Construction.
(4)Reflects legal and other costs related to the ATRM merger and holding company conversion.
(5)Reflects write-off of costs related to a potential offering of preferred stock the Company did not complete.
(6)Reflects purchases related to COVID -19 personal protection equipment.
(7)Per share amounts are computed independently for each discrete item presented. Therefore, the sum of the quarterly per share amounts will not necessarily equal to the total for the year, and sum of individual items may not equal the total.

Star Equity Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(In thousands)

For the Three Months Ended December 31, 2020	Diagnostic Services	Diagnostic Imaging	Building & Construction	Real Estate & Investments	Corporate, eliminations and other	Total

Net income (loss) from continuing operations	$991	$3,257	$(1,063)	$(97)	$(3,585)	$(497)
Depreciation and amortization	305	71	450	86	—	912
Interest expense (income)	19	(2)	202	—	65	284
Income tax (benefit) expense	(2)	11	34	—	—	43
EBITDA from continuing operations	1,313	3,337	(377)	(11)	(3,520)	742

Unrealized loss on equity securities (1)	—	—	—	—	11	11
Litigation costs (2)	—	—	—	—	318	318
Stock-based compensation	—	—	—	—	142	142
Goodwill impairment (3)	—	—	436	—	—	436
Financing costs	—	—	68	—	10	78
Personal protection equipment (6)	—	17	—	—	—	17
SBA PPP Loan forgiveness	—	(2,470)	—	—	—	(2,470)
Non-GAAP adjusted EBITDA from continuing operations	$1,313	$884	$127	$(11)	$(3,039)	$(726)

For the Three Months Ended December 31, 2019	Diagnostic Services	Diagnostic Imaging	Building & Construction	Real Estate & Investments	Corporate, eliminations and other	Total

Net income (loss) from continuing operations	$1,726	$1,822	$(644)	$24	$(3,219)	$(291)
Depreciation and amortization	335	63	587	(52)	—	933
Interest expense	24	—	173	—	116	313
Income tax expense	—	(102)	—	—	—	(102)
EBITDA from continuing operations	2,085	1,783	116	(28)	(3,103)	853
Unrealized gain on equity securities (1)	—	—	—	—	(33)	(33)
Stock-based compensation	—	—	—	—	124	124
Transaction costs (4)	—	—	—	—	284	284
Non-GAAP adjusted EBITDA from continuing operations	$2,085	$1,783	$116	$(28)	$(2,728)	$1,228

For the Twelve Months Ended December 31, 2020	Diagnostic Services	Diagnostic Imaging	Building & Construction	Real Estate & Investments	Corporate, eliminations and other	Total

Net income (loss) from continuing operations	$3,926	$5,586	$(2,811)	$(363)	$(11,623)	$(5,285)
Depreciation and amortization	1,222	260	2,172	282	—	3,936
Interest expense	75	7	910	—	300	1,292
Income tax expense	10	79	40	—	—	129
EBITDA from continuing operations	5,233	5,932	311	(81)	(11,323)	72

Unrealized gain on equity securities (1)	—	—	—	—	(22)	(22)
Litigation costs (2)	—	—	—	—	562	562
Stock-based compensation	—	—	—	—	525	525
Goodwill impairment (3)	—	—	436	—	—	436
Transaction cost (4)	—	—	—	—	115	115
Financing cost	—	—	68	—	10	78
Personal protection equipment (6)	—	63	—	—	—	63
SBA PPP Loan forgiveness	—	(2,470)	—	—	—	(2,470)
Non-GAAP adjusted EBITDA from continuing operations	$5,233	$3,525	$815	$(81)	$(10,133)	$(641)

For the Twelve Months Ended December 31, 2019	Diagnostic Services	Diagnostic Imaging	Building & Construction	Real Estate & Investments	Corporate, eliminations and other	Total

Net income (loss) from continuing operations	$6,667	$3,741	$(772)	$(276)	$(12,100)	$(2,740)
Depreciation and amortization	1,277	278	711	165	—	2,431
Interest expense	87	—	212	—	447	746
Income tax (benefit) expense	—	(200)	1	—	—	(199)
EBITDA from continuing operations	8,031	3,819	152	(111)	(11,653)	238

Unrealized gain on equity securities (1)	—	—	—	—	(62)	(62)
Loss on extinguishment of debt	—	151	—	—	—	151
Stock-based compensation	—	—	—	—	540	540
Write off of Star Real Estate Holding Assets	—	—	—	143	—	143
Transaction cost (4)	—	—	—	—	2,342	2,342
Write off of preferred stock issuance cost (5)	—	—	—	—	273	273
Non-GAAP adjusted EBITDA from continuing operations	$8,031	$3,970	$152	$32	$(8,560)	$3,625

(1)Reflects change in fair value of investments in equity securities.
(2)Reflects one-time litigation costs.
(3)Reflects impairment of goodwill for Building & Construction.
(4)Reflects legal and other costs related to the ATRM merger and holding company conversion.
(5)Reflects write-off of costs related to a potential offering of preferred stock the Company did not complete.
(6)Reflects purchases related to COVID -19 personal protection equipment.

Star Equity Holdings, Inc.
Reconciliation of Operating Cash Flow to Free Cash Flow
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Net cash (used in) provided by operating activities	$(3,073)	$1,165	$(4,953)	$400
Less purchases of property and equipment	(847)	(330)	(1,493)	(1,512)
Gross Free Cash Flow	(3,920)	835	(6,446)	(1,112)
Plus net dispositions	5	238	161	1,734
Plus merger related net working capital adjustment	—	284	115	2,342
Plus SBA PPP Loan forgiveness	2,470	—	2,470	—
Free cash flow	$(1,445)	$1,357	$(3,700)	$2,964

Star Equity Holdings, Inc.
Supplemental Debt Information
(Unaudited)
(In thousands)

A summary of the Company’s credit facilities and related party notes are as follows (in thousands):

	December 31, 2020		December 31, 2019
	Amount	Weighted-Average Interest Rate	Amount	Weighted-Average Interest Rate
Revolving Credit Facility - Gerber KBS	$1,099	6.00%	$1,111	7.50%
Revolving Credit Facility - Premier	—	—%	2,925	6.25%
Revolving Credit Facility - Gerber EBGL	2,016	6.00%	—	—%
Total Short-Term Revolving Credit Facilities	$3,115	6.00%	$4,036	6.59%
Revolving Credit Facility - SNB	$12,710	2.64%	$17,038	4.26%
Total Long-Term Revolving Credit Facilities	$12,710	2.64%	$17,038	4.26%
LSV Co-Invest I Promissory Note (“January Note”)	$709	12.00%	$595	12.00%
LSV Co-Invest I Promissory Note (“June Note”)	1,220	12.00%	1,023	12.00%
LSVM Note	378	12.00%	302	12.00%
Total Notes Payable From Related Parties	$2,307	12.00%	$1,920	12.00%
Short Term Paycheck Protection Program Notes	$1,857	1.00%	$—	—%
Long Term Paycheck Protection Program Notes	2,321	1.00%	—	—%
Total Paycheck Protection Program Notes	$4,178	1.00%	$—	—%

Term Loan Facilities
The following table presents the Star and Premier term loans balance net of unamortized debt issuance costs as of December 31, 2020 (in thousands):

December 31, 2020
Amount
Gerber - Star Term Loan	$1,633
Premier - Term Loan	740
Total Principal	2,373
Unamortized debt issuance costs	(314)
Total	$2,059

Star Equity Holdings, Inc.
Supplemental Segment Information
(Unaudited)
(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019 (1)	2020	2019 (1)
Revenue by segment:
Diagnostic Services	$10,602	$12,009	$39,267	$47,723
Diagnostic Imaging	2,722	4,949	9,965	13,872
Star Building & Construction	9,818	8,528	28,879	11,257
Star Real Estate & Investments	160	232	685	275
Corporate, eliminations and other	(158)	(158)	(633)	(193)
Consolidated revenue	$23,144	$25,560	$78,163	$72,934

Gross profit by segment:
Diagnostic Services	$1,723	$2,690	$6,758	$10,237
Diagnostic Imaging	891	2,096	3,391	5,136
Star Building & Construction	1,340	1,536	4,047	2,013
Star Real Estate & Investments	95	167	424	(33)
Corporate, eliminations and other	(158)	(158)	(633)	(193)
Consolidated gross profit	$3,891	$6,331	$13,987	$17,160

Income (loss) from continuing operations by segment:
Diagnostic Services	$984	$1,874	$3,888	$6,788
Diagnostic Imaging	544	1,621	2,136	3,283
Star Building & Construction	(464)	397	(2,909)	307
Star Real Estate & Investments	61	(52)	270	(312)
Corporate, eliminations and other	(158)	(158)	(633)	(193)
Unallocated corporate and other expenses	(3,078)	(3,545)	(9,524)	(9,440)
Segment (loss) income from operations	(2,111)	137	(6,772)	433
Goodwill impairment (2)	(436)	—	(436)	—
Merger and finance costs (3)	—	(284)	—	(2,342)
Consolidated loss from operations	$(2,547)	$(147)	$(7,208)	$(1,909)

Depreciation and amortization by segment:
Diagnostic Services	$305	$335	$1,222	$1,277
Diagnostic Imaging	71	63	260	278
Star Building & Construction	450	587	2,172	711
Star Real Estate & Investments	86	(52)	282	165
Total depreciation and amortization	$912	$933	$3,936	$2,431
(1) Segment information has been recast for all periods presented to reflect the allocation of corporate and other expenses.
(2) Reflects impairment of goodwill related to EBGL reporting unit.
(3) Reflects legal and other costs related to the ATRM merger and holding company establishment.